Exhibit 99.1

For more information, contact:
Ron Stevens	Chris Pollak
Chief Financial Officer	Director, Investor Relations
(206) 834-8451	(206) 834-8348
rstevens@primus.com	chris.pollak@primus.com

Primus Reports First Quarter 2003 Results

Announces 50 Percent Sequential Quarterly License Revenue Growth and Positive Cash Flow

SEATTLE, WA – April 23, 2003 – Primus Knowledge Solutions, Inc. (Nasdaq: PKSI) today announced its financial results for the first quarter ending March 31, 2003.

“We accomplished significant milestones during the first quarter, sequentially growing quarterly license revenue by 50 percent, achieving positive cash flow from operations and securing additional sales of our recent J2EE product release, Primus Answer Engine 3.0” said Michael Brochu, president and CEO of Primus.

Revenue for the first quarter of 2003 was $5.5 million, an increase of 20 percent compared with $4.6 million for the fourth quarter of 2002. Total operating expenses for the first quarter of 2003 were $5.4 million, an increase of 6 percent compared with $5.1 for the fourth quarter of 2002. Net loss for the first quarter of 2003 was $1.1 million or $0.06 per share, compared with a fourth quarter 2002 net loss of $1.7 million or $0.09 per share.

As of March 31, 2003, Primus had cash, cash equivalents and short-term investments of approximately $13.1 million, representing an increase of approximately $130,000 from December 31, 2002.

During the quarter Primus added several new customers, including Altera Corporation, Cap Gemini Ernst & Young, Information Technology, Inc. (a FiServ company), Oce-USA, WebEx Communications and others and had repeat business with Airbus, Mapics, Mentor Graphics, NextiraOne and Pervasive Software. Revenue from an enterprise sale to one customer represented approximately 17 percent of total revenue for the quarter.

For the quarter ended March 31, 2002, revenue was $6.0 million, total operating expenses were $7.2 million (including a restructuring charge of $435,000) and the net loss, including the change in accounting principle of $2.3 million, was $4.8 million, or $0.25 per share. The loss before the cumulative effect of the change in accounting principle ($2.3 million or $0.12 per share) was $2.5 million or $0.13 per share. During the first quarter of 2002, Primus executed a restructuring plan to reduce headcount and infrastructure, and to eliminate excess leased facilities, and recorded $435,000 in restructuring and other related charges. Also during the first quarter of 2002, Primus recorded a non-cash, transitional impairment loss of approximately $2.3 million, or $0.12 per share, as a result of the January 1, 2002 adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which requires that goodwill no longer be amortized to earnings, but instead be tested at least annually for impairment.

About Primus

For more than a decade, Primus® (Nasdaq: PKSI) has provided knowledge management software solutions that help companies define, meet, and exceed the productivity and quality goals of their contact centers, help desks, and Web self-service environments. Businesses around the world use Primus software to increase customer satisfaction, improve employee efficiency, and lower operating costs. Primus customers include such industry leaders as 3Com, Airbus, The Boeing Company, EMC, Enterasys, Ericsson, Inc., Fujitsu Limited, Inc., IBM, Motorola, Novell, T-Mobile, and VeriSign. For more information, visit Primus on the Web at www.primus.com or call 206-834-8100.

Primus, Primus Knowledge Solutions, Primus Answer Engine, Primus eServer, Primus eSupport and Primus eServer iView are registered trademarks or service marks of Primus Knowledge Solutions, Inc. Other products and company names mentioned in this press release may be the trademarks of their respective owners.

Any statements, expectations and assumptions contained in this press release that do not describe historical facts, such as statements about the integration, performance, use, and deployment of Primus products and the anticipated results constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There is no guarantee that these results will actually occur. Any forward-looking statements contained in this release are based on current expectations, are not guarantees of future performance, and are subject to a number of risks and uncertainties. Factors that could cause actual results to differ materially from current expectations include the following: difficulties encountered in the integration, deployment, or implementation of the Primus products and customer’s systems; failure in the customer’s widespread adoption and use of the Primus products; quality of the customer’s database of solutions; fluctuations in customer demand; use of the Web as a delivery vehicle for customer support or eCRM solutions; risk resulting from new product introductions and customer acceptance of new products; rapid technological change; the risks associated with competition and the rapid consolidation of competitors; continued growth in the use of the Internet; the ability of Primus to manage its growth and integration efforts and the ability of Primus to compete successfully in the future, as well as other risks identified in Primus’ Securities and Exchange Commission filings, including but not limited to those appearing under the caption “Factors Affecting our Future Operating Results” in Primus’ Report on 10-K filed in March of 2003.

Primus Knowledge Solutions, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31, 2003	December 31, 2002
Assets
Current assets:
Cash, cash equivalents and short-term securities	$13,090	$12,958
Accounts receivable, net	3,844	4,201
Prepaids and other assets	933	847

Total current assets	17,867	18,006

Property and equipment, net	1,816	2,268
Note receivable from related party	750	750
Deposits and other assets	192	236

Total assets	$20,625	$21,260

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accruals	$4,561	$4,174
Deferred revenue	6,358	6,228

Total current liabilities	10,919	10,402

Total shareholders’ equity	9,706	10,858

Total liabilities and shareholders’ equity	$20,625	$21,260

Primus Knowledge Solutions, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2003	2002
Revenue:
License	$2,375	$2,457
Service	3,113	3,570

Total revenue	5,488	6,027
Cost of revenue:
License	97	73
Service	1,139	1,295

Total cost of revenue	1,236	1,368

Gross profit	4,252	4,659
Operating expenses:
Sales and marketing	2,598	3,067
Research and development	1,816	2,385
General and administrative	973	1,353
Restructuring charges	—	435

Total operating expenses	5,387	7,240
Loss from operations	(1,135)	(2,581)
Other income, net	55	110

Loss before income taxes and cumulative effect of change in accounting principle	(1,080)	(2,471)
Income tax expense	(50)	(70)

Loss before cumulative effect of change in accounting principle	(1,130)	(2,541)
Cumulative effect of change in accounting principle	—	(2,281)

Net loss	$(1,130)	$(4,822)

Basic and diluted net loss per common share:
Loss before cumulative effect of change in accounting principle	$(0.06)	$(0.13)
Cumulative effect of change in accounting principle	—	(0.12)

	$(0.06)	$(0.25)

Weighted average shares used in computing basic and diluted net loss per common share	19,053,821	18,945,519